Exhibit 10.5.13

CATHAY GENERAL BANCORP

RESTRICTED STOCK UNIT AGREEMENT

(Clawback Rider)

This Rider is incorporated into and forms a part of the Restricted Stock Unit Agreements (Performance Shares – EPS and Performance Shares – TSR) by and between CATHAY GENERAL BANCORP (the “Company”) and _________________ (“Employee”) dated the ____ day of _________, 20__ (collectively, the “Agreements”) and sets forth the conditions under which the Company will seek the forfeiture and recovery under Section 22(g) of the Cathay General Bancorp 2005 Incentive Plan, as amended and restated effective May 18, 2015 (the “Plan”), of restricted stock units awarded to the Employee under the Plan and the Agreements. Unless the context clearly indicates otherwise or such term is defined herein, all terms defined in the Plan and/or the Agreements and used in this Rider (whether or not capitalized) have the meanings as set forth in the Plan and/or the Agreements.

1.	Clawback of Awards

In the event, prior to the Maturity Date:

(a)     An incentive compensation payment or award (including a cash bonus) was based upon the achievement of financial results, as reported in a Form 10-Q, Form 10-K, or other report filed with the Securities and Exchange Commission, that were subsequently the subject of a restatement due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws (other than as a result of a change in accounting principles);

(b)     A lower incentive compensation payment or award would have been made to the Employee based upon the restated financial results; and

(c)     The incentive compensation payment or award occurred during the three-year period preceding the date on which the Company was required to prepare an accounting statement (which date shall be consistent with any rules and regulations promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act);

then the Company will recover from the Employee the portion of any incentive compensation (including a cash bonus) paid to or received by the Employee that is greater than the amount that would have been paid or received had the Company’s financial results been properly reported (the “Excess Amount”).

2.	Method of Recovery

The recovery of the Excess Amount shall be accomplished by forfeiting and cancelling up to 50% of the aggregate Award of restricted stock units to the Employee under Section 11 of the Plan and the terms of the Agreements, whether such units are vested or not. If the Employee has already received a distribution of Shares under the Agreements prior to the Maturity Date, the Employee (or his or her estate in the event of distribution on account of death) agrees to surrender to the Company, within 30 days of receipt of notice from the Company, a number of Shares (not to exceed 50% of the total Shares received by the Employee pursuant to the Agreements) with an aggregate Fair Market Value equal to the Excess Amount. If applicable, the Employee shall be required to repay to the Company, in cash within 30 days of receipt of notice from the Company, the “stock proceeds” (as defined below) resulting from any sale or other disposition (including to the Company) of Shares received as a distribution under the Agreements prior to the Maturity Date. The term “stock proceeds” means, with respect to any sale or other disposition (including to the Company) of Shares, an amount determined appropriate by the Committee to reflect the Excess Amount. In no event will the stock proceeds recouped by the Company pursuant to this Rider exceed 50% of the aggregate Fair Market Value of all Shares received by the Employee pursuant to the Agreements.

3.	General Provisions

(a)     The terms of this Rider shall apply in addition to the requirements of (i) Section 22(g) of the Plan, (ii) Section 304 of the Sarbanes-Oxley Act of 2002 applicable to the Company’s Chief Executive Officer and Chief Financial Officer, and (iii) any rules and regulations promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(b)     The Company’s right of recovery under this Rider is in addition to any other right or remedy available to the Company, including termination of employment or institution of civil or criminal proceedings.

(c)     The Employee shall acknowledge and accept this Rider and its incorporation by reference into the Agreements by signing below.

(d)     The Committee shall have full and final authority to make all other determinations under this Rider. Any determination made by the Committee under this Rider shall be final, binding, and conclusive on all parties.

(e)     Any recovery to recoup the amount of incentive compensation paid to or received by the Employee shall be made in a manner that complies with the requirements of Section 409A of the Code and regulations promulgated thereunder.

(f)     If any provision of this Rider or the application of any provision in this Rider to the Employee shall be adjudicated to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Rider, the Plan, or the Agreements, and the invalid, illegal, or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Rider as of the ____ day of __________, 20__.

CATHAY GENERAL BANCORP

By: ________________________________

EMPLOYEE

By: ________________________________

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